Exhibit 10.13

PARAMOUNT GROUP, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

SECTION 1. PURPOSE OF THE DIRECTOR COMPENSATION PLAN

This Non-Employee Director Compensation Plan (the “Director Compensation Plan”) is intended to establish the cash compensation and equity grants payable to members of the board of directors of Paramount Group, Inc. (the “Company”), as constituted from time to time (the “Board”), who are not employees of the Company or any subsidiary of the Company (“Non-Employee Directors”). All equity grants made under the Director Compensation Plan shall be made pursuant to the Amended and Restated 2014 Equity Incentive Plan (as amended from time to time, the “2014 Plan”) or any other equity plan of the Company designated by the Board pursuant to which the grants provided for herein may be made (together with the 2014 Plan, the “Incentive Plan”). Except as otherwise noted herein, the cash compensation and equity grants described in the Director Compensation Plan shall be paid or be made, as applicable, to each Non-Employee Director automatically and without any further action by the Board. All capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the applicable Incentive Plan.

SECTION 2. ADMINISTRATION OF THE DIRECTOR COMPENSATION PLAN

The Director Compensation Plan shall be administered by the Compensation Committee of the Board (the “Committee”). All decisions and interpretations of the Committee shall be made in the Committee’s sole and absolute discretion and shall be final and binding on all persons, including the Company and Non-Employee Directors.

SECTION 3. BOARD AND COMMITTEE CASH SERVICE FEES

a.
Board Service. Each Non-Employee Director shall receive an annual cash retainer for serving on the Board in the amount set forth on the Non-Employee Director Fee Schedule attached to the Director Compensation Plan, as amended from time to time (the “Fee Schedule”). Unless otherwise set forth on the Fee Schedule, Non-Employee Directors shall not receive meeting attendance fees for any meeting of the Board or a committee thereof that he or she attends.

b.
Lead Independent Director. A Non-Employee Director serving as Lead Independent Director shall receive an additional annual cash retainer for such service in the amount set forth on the Fee Schedule.

c.
Audit Committee Chair. A Non-Employee Director serving as the Audit Committee chair shall receive an additional annual cash retainer for such service in the amount set forth on the Fee Schedule.

d.
Compensation Committee Chair. A Non-Employee Director serving as the Compensation Committee chair shall receive an additional annual cash retainer for such service in the amount set forth on the Fee Schedule.

e.
Nominating and Corporate Governance Committee Chair. A Non-Employee Director serving as the Nominating and Corporate Governance Committee chair shall receive an additional annual cash retainer for such service in the amount set forth on the Fee Schedule.

f.
Committee Member Service. Each Non-Employee Director who serves on one or more of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee as a member (other than as chair) shall receive an additional annual cash retainer for each such committee served in the amount set forth on the Fee Schedule.

g.
Other Standing Committees. The Board may, from time to time, establish one or more additional standing committees of the Board and, in connection with or following the formation of any such additional committee, may determine the compensation payable to Non-Employee Directors serving on any such committee.

h.
Payment of Service Fees. Unless elected to be paid in equity pursuant to Section 3(i), the sum of all annual cash retainers to which each Non-Employee Director is entitled pursuant to Sections 3(a)-(g) shall be paid quarterly in arrears, subject to proration for periods of service less than a full quarter or full year in length, as applicable.

i.
Election Between Cash and Equity. Each Non-Employee Director may elect to receive either (i) fully vested shares of the Company’s common stock, par value $0.01 per share

(“Common Stock”), or (ii) fully vested LTIP Units in Paramount Group Operating Partnership LP (or any successor thereto, the “Partnership”) in lieu of 100% of the aggregate annual cash retainer to which such Non-Employee Director is entitled pursuant to Sections 3(a)-(g) for any calendar year. Each election must be received by the Company on or before December 31st of the year immediately preceding the calendar year to which the election relates, except that in the case of a newly appointed or elected Non-Employee Director, such Non-Employee Director may make an election within 30 days after commencing service on the Board with respect to fees for services to be performed subsequent to the election. All elections shall be made by completing and executing an election form prescribed by the Administrator and delivering such election form to the Company on or before the applicable deadline. All elections shall become irrevocable as of the close of business on the applicable deadline. If a Non-Employee Director does not make an election for any calendar year, such Non-Employee Director shall receive payments in cash pursuant to Section 3(h).

j.
Grant of Equity in Lieu of Cash. Subject to Section 5, all Non-Employee Directors who elect to receive equity in lieu of cash fees pursuant to Section 3(i) will receive a single equity grant on December 15th (or, if such date is not a business day, the next business day) of the year for which such election was made. The number of fully vested shares of Common Stock of the Company or fully vested LTIP Units in the Partnership that each Non-Employee Director receives shall be equal to (i) the aggregate annual cash retainer to which each such Non-Employee Director is entitled pursuant to Sections 3(a)-(g) for the applicable calendar year divided by (ii) the closing market price of the Company’s Common Stock on the New York Stock Exchange on the grant date (or, if the grant date is not a trading day, the closing market price on the immediately preceding trading day) (the “Cash Retainer Equity Award”). The number of shares of Common Stock or LTIP Units to be granted shall be rounded up to the nearest whole number.

SECTION 4. ANNUAL EQUITY COMPENSATION

Subject to Section 5, on the date of each annual meeting of the Company’s stockholders (or, if any annual meeting is not completed on a single date, the date on which the polls are closed for voting on the election of directors at such annual meeting) (the “Annual Meeting”), each Non-Employee Director continuing to serve as a member of the Board immediately following the election and qualification of the directors elected at such Annual Meeting shall be granted, at his or her election, either a number of restricted shares of Common Stock of the Company or LTIP Units in the Partnership, pursuant to the applicable Incentive Plan equal to the annual equity compensation amount set forth on the Fee Schedule divided by the closing market price of the Company’s Common Stock on the New York Stock Exchange on the grant date (or, if the grant date is not a trading day, the closing market price on the immediately preceding trading day), which grant will vest on the earlier of (i) the first anniversary of the grant date and (ii) the date of the next Annual Meeting (the “Annual Equity Award”), subject to potential acceleration as set forth in the applicable Incentive Plan or the applicable award agreement. The number of shares of Common Stock or LTIP Units to be granted shall be rounded up to the nearest whole number.

SECTION 5. AVAILABILITY OF EQUITY AWARDS

a.
Form of Equity Awards. Notwithstanding Section 3(j) and Section 4, prior to the grant date of any Cash Retainer Equity Award or Annual Equity Award, the Committee may, in its sole discretion, determine to discontinue any ability for the Non-Employee Directors to elect to receive equity or the form of equity for any such grants, in which case all Annual Equity Awards granted hereunder shall be in the form of restricted shares of Common Stock and all Cash Retainer Equity Awards shall be paid in cash quarterly in arrears. All equity awards granted hereunder shall be made pursuant to forms of award agreement having terms consistent with those set forth herein, as approved by the Committee or the Board from time to time for such purpose.

b.
Incentive Plan Capacity. All equity grants made hereunder shall be subject to the availability of shares of Common Stock reserved for issuance pursuant to the applicable Incentive Plan, and the Director Compensation Plan does not increase such number of available shares. To the extent insufficient shares of Common Stock are reserved and available to make an equity award in the form elected by a Non-Employee Director, any such equity award shall be paid in cash quarterly in arrears at such times and in the manner set forth in Section 3 (with any such Annual Equity Award being treated as an increase in the annual cash retainer for the applicable time period), unless otherwise determined by the Board.

SECTION 6. EXPENSES

The Company will reimburse travel expenses incurred by a Non-Employee Director in attending meetings of the Board or any committee thereof in accordance with the Company’s expense reimbursement policy.

SECTION 7. TAX WITHHOLDING

Except to the extent required by applicable law, each Non-Employee Director shall be solely responsible for any tax obligations he or she incurs as a result of any compensation received under the Director Compensation Plan.

SECTION 8. SECTION 409A

The provisions regarding all payments to be made hereunder shall be interpreted in such a manner that all such payments either comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code. To the extent that any amounts payable hereunder are determined to constitute “nonqualified deferred compensation”

within the meaning of Section 409A of the Code, such amounts shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A of the Code and the payment of any such amounts may not be accelerated or delayed except to the extent permitted by Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to any Non-Employee Director or any other person if any payments under any provisions of the Director Compensation Plan are determined to constitute deferred compensation under Section 409A of the Code that are subject to the twenty percent (20%) additional tax under Section 409A of the Code.

SECTION 9. AMENDMENTS AND TERMINATION

The Board reserves the right to amend or terminate the Director Compensation Plan, including the Fee Schedule, at any time in its sole discretion.

SECTION 10. NON-EXCLUSIVITY; NO BOARD SERVICE RIGHTS

The Director Compensation Plan is not intended to be exclusive and nothing contained in the Director Compensation Plan shall prevent the Board from adopting other or additional compensation arrangements with respect to any Non-Employee Directors or otherwise. The adoption of the Director Compensation Plan and the payment of compensation hereunder shall not confer upon any Non-Employee Director any right to continued service on the Board.

SECTION 11. EFFECTIVE DATE OF DIRECTOR COMPENSATION PLAN

The Director Compensation Plan shall become effective upon approval by the Board.

SECTION 12. GOVERNING LAW

The Director Compensation Plan and all actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland, applied without regard to conflict of law principles.

DATE OF APPROVAL DIRECTOR COMPENSATION PLAN: December 20, 2022

NON-EMPLOYEE DIRECTOR FEE SCHEDULE

As of December 20, 2022

Board and Committee Cash Service Fees:

•
Board Service: $65,000 per year
•
Lead Independent Director: $50,000 per year
•
Audit Committee Chair: $25,000 per year
•
Compensation Committee Chair: $15,000 per year
•
Nominating and Corporate Governance Committee Chair: $15,000 per year
•
Committee Member Service (Audit, Compensation and NCG): $5,000 per year

Annual Equity Compensation: $120,000 per year